Exhibit 99.3

Lakeland Bancorp Announces Retirement of George Guptill, Jr. from Board of Directors

OAK RIDGE, N.J., May 25, 2011 — Lakeland Bancorp and Lakeland Bank have announced the retirement of George H. Guptill, Jr., from the board of directors of Lakeland Bancorp, Inc. and Lakeland Bank.

Guptill became a board member in 1999 with the merger of High Point Financial Corp. He was elected as secretary of the board in June 2007 and has served as Chairman of the Audit Committee for many years. Guptill is Chairman of the Franklin Mutual Insurance Co., and Chairman of FMI, Inc., FMI Insurance Co., and Fidelity Mohawk Insurance Co., all located in Branchville, NJ.

“We thank George for his for many years of dedicated service, and wish him well on his future endeavors,” said Thomas Shara, president and chief executive officer of Lakeland Bancorp and Lakeland Bank. “His knowledge of the business and financial world has been a tremendous and valuable resource to our bank, and he will continue to contribute going forward as a Director Emeritus.”

About Lakeland Bancorp

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.8 billion and 47 offices spanning six northern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit their website at lakelandbank.com.

Contact: Tony Rose, Director of Marketing, +1-973-697-2000, trose@lakelandbank.com